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                                                                    EXHIBIT 99.1
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TeleCorp PCS

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                                                                       Suite 800
                                                           1010 North Glebe Road
                                                            Arlington, VA  22201

For Immediate Release

Investor Contacts:                      Media Contacts:
Jim Morrisey                            Russell Wilkerson
TeleCorp PCS, Inc.                      TeleCorp PCS, Inc.
703-629-6668 (PCS)                      703-625-2069 (PCS)
703-236-1136 (Office)                   703-236-1292 (Office)

John Nesbett/Mary Ellen Adipietro       Elissa Grabowski
Lippert/Heilshorn & Associates          Lippert/Heilshorn & Associates
212-838-3777                            212-838-3777


I.  TeleCorp PCS, Inc., Announces Proposed Private Offering
                          of Senior Subordinated Notes


Arlington, VA. - June 29, 2000, TeleCorp PCS, Inc. (NASDAQ: TLCP), today announced that it intends, subject to market and other conditions, to raise a total of $250 million gross proceeds through a private offering of senior subordinated notes.

The private offering of senior subordinated notes will be within the United States to qualified institutional buyers and outside the United States to certain non-US investors. TeleCorp stated that it intends to use the proceeds of the senior subordinated notes offering to, among other things, fund capital expenditures, including those for PCS licenses to be acquired as the company grows its presence in digital wireless communications services. The senior subordinated notes are expected to have a ten-year term, and interest would be paid semi-annually in cash.

The senior subordinated notes have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
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TeleCorp PCS, Inc. has licenses to serve approximately 16.7 million people, and currently provides its SunCom digital wireless service in the following 32 markets: New Orleans, Baton Rouge, Lafayette, Houma, New Iberia, Thibodaux, Hammond and Lake Charles, Louisiana; Memphis and Jackson, Tennessee; Oxford, Mississippi; Little Rock, Hot Springs, Russellville, Fayetteville, Fort Smith and Jonesboro, Arkansas; Columbia/Jefferson City, Missouri; Beaumont, Texas; Concord, Manchester, Portsmouth and Nashua, New Hampshire; Worcester, Cape Cod, Martha's Vineyard and Nantucket, Massachusetts; and San Juan, Ponce, Mayaguez, Humacao and Arecibo, Puerto Rico. TeleCorp is headquartered in Arlington, Virginia. More information about the company can be found on the Web at www.telecorppcs.com.


Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed in TeleCorp PCS, Inc.'s registration statement filed with the SEC on Form S-1, as amended or supplemented (file no. 333-81313). TeleCorp PCS, Inc. assumes no obligation to update information in this release.